Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pinnacle Financial Partners, Inc. (the “Company”) of our report dated January 24, 2022 on the consolidated financial statements of Bankers Healthcare Group, LLC and Subsidiaries as of September 30, 2021 and 2020, which is included as an exhibit in the Annual Report on Form 10-K filed by Pinnacle Financial Partners, Inc. on February 28, 2023. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Crowe LLP

New York, N.Y.

June 9, 2023